Press Release	Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Second Quarter 2010 Results

-- Net Revenue and EBITDA Increase 24% Year-on-Year --

NEW YORK, NY, August 4, 2010 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the second quarter ended June 30, 2010.

Financial highlights included:

For the Second Quarter:
•
Net Income of $11.0 million or $0.18 per share (based on a weighted average of 62,336,774 diluted shares outstanding for the quarter), compared to $13.3 million, or $0.26 per share, for the same period a year ago.

•
 Net revenues of $65.6 million, an increase of 24% compared to $53.0 million for the second quarter of last year. Gross time charter revenues also increased 23%, to $69.1 million, compared to $55.9 million in the second quarter of 2009.

•
EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $41.7 million for the second quarter of 2010, a 23% increase compared to $33.8 million for the same period a year ago.

•	Fleet utilization rate for the second quarter was 99.9%.
•
Took delivery of three newbuilding vessels, Gannet Bulker, Grebe Bulker and Ibis Bulker, which immediately entered their respective time charters. Aggregate, minimum contracted revenues on the three vessels will be $57 million.

Subsequent to the quarter:
•	Took delivery of two newbuilding vessels, Jay and Kingfisher, bringing the on-the-water fleet to 38 vessels. Both vessels have entered into long-term charters.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "Eagle Bulk reported record revenues during the quarter on the strength of our expanding fleet and evolved chartering strategy.  Going forward, Eagle's Bulk's fleet should continue to benefit from the seasonally strong, end of year Supramax trades in grains and coal.

"We are further encouraged by our current on-the-water fleet of 38 vessels, enhanced chartering capabilities, and $120 million of cash on the balance sheet.  This solid commercial platform will, in turn, facilitate growth going forward."

Results of Operations for the three-month period ended June 30, 2010 and 2009

For the second quarter of 2010, the Company reported net income of $11,011,921 or $0.18 per share, based on a weighted average of 62,336,774 diluted shares outstanding.

In the comparable second quarter of 2009, the Company reported net income of $13,347,535 or $0.26 per share, based on a weighted average of 52,295,221 diluted shares outstanding.

All of the Company's revenues were earned from time charters. Gross revenues in the quarter ended June 30, 2010 were $69,061,932, compared to $55,933,747 recorded in the comparable quarter in 2009. Net revenues during the quarter ended June 30, 2010 increased 24% to $65,612,840 from $53,021,338 in the quarter ended June 30, 2009. Net revenues recorded in the 2010 quarter include non-cash amortization of fair value below contract value of time charters acquired of $1,171,477, compared to $647,449 recorded in the 2009 quarter. Brokerage commissions incurred on revenues earned were $3,449,092 and $2,912,409 in the second quarters of 2010 and 2009, respectively.

Total operating expenses in the quarter ended June 30, 2010 were $42,069,392 compared to $32,918,240 recorded in the second quarter of 2009. The Company operated 36 vessels in the second quarter of 2010 compared with 25 vessels in 2009. Three of the 36 vessels were delivered during the current quarter.  The increase in costs during the quarter ended June 30, 2010, were attributed to operating a larger fleet.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, was $41,669,104 for the second quarter of 2010, compared with $33,804,619 for the second quarter of 2009. (Please see below for a reconciliation of EBITDA to net income).

Results of Operations for the six-month period ended June 30, 2010 and 2009

For the six months ended June 30, 2010, the Company reported net income of $15,585,556 or $0.25 per share, based on a weighted average of 62,366,183 diluted shares outstanding. In the comparable period of 2009, the Company reported net income of $30,584,316 or $0.62 per share, based on a weighted average of 49,686,359 diluted shares outstanding.

All of the Company's revenues were earned from time charters. Gross time charter revenues for the six-month period ended June 30, 2010 were $126,424,868, an increase of 10% from $114,555,447 recorded in the comparable period in 2009, primarily due to the operation of a larger fleet. Brokerage commissions incurred on those gross revenues were $6,568,303 and $5,556,443, respectively. Net revenues during the six-month period ended June 30, 2010, increased 10% to $119,856,565 from $108,999,004 in the comparable period in 2009.

Total operating expenses were $80,625,917 in the six-months ended June 30, 2010 compared to $65,183,381 recorded in the same period of 2009. The increase was due to operating a larger fleet and includes increases in vessels crew cost, insurance cost, general and administrative expenses and vessel depreciation expense.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement increased by 5% to $74,607,593 for the six months ended June 30, 2010 from $71,065,186 for the same period in 2009. (Please see below for a reconciliation of EBITDA to net income).

Newbuilding Program

The Company had entered into vessel newbuilding contracts at shipyards in Japan and China. During the second quarter of 2010, three vessels, Gannet Bulker, Grebe Bulker and Ibis Bulker were delivered into the Company's operating fleet. Since the inception of the program to June 30, 2010, the Company has taken delivery of 16 newbuild vessels, and has 11 vessels to be constructed and delivered during 2010-11. As of June 30, 2010, the Company has recorded advances of $240,592,076 towards the construction cost of these 11 vessels. These costs include progress payments to the shipyards, capitalized interest on debt drawn for the progress payments, insurance, legal, and technical supervision costs. (Table below provides anticipated delivery dates on the newbuilding fleet).

Liquidity and Capital Resources

Net cash provided by operating activities during the six-month periods ended 2010 and 2009, was $59,186,457 and $66,456,504, respectively. The decrease was due to lower rates on charter renewals offset by the additional revenue from the larger fleet, increased operational cost and interest expense resulting from delivery of additional 11 newbuilding vessels.

Net cash used in investing activities during the six-month period ended  2010, was $203,601,788, compared to $60,498,258 during the corresponding six-month period ended June30, 2009. Investing activities during the six-month period ended June 30, 2010 related primarily to making progress payments and incurring related vessel construction expenses for the newbuilding vessels, of which nine delivered during the first six months of 2010.

Net cash provided by financing activities during the six-month period ended June 30, 2010, was $175,204,638, compared to net cash provided by financing activities of $114,092,565 during the corresponding six-month period ended June 30, 2009. Financing activities during the six-month period ended June 30, 2010, primarily involved borrowings of $180,070,046 from our revolving credit facility.  During the six-month period ended June 30, 2009 we received $97,291,046 in net proceeds from the distribution of common shares of the Company. We borrowed $19,505,000 from our revolving credit facility.

As of June 30, 2010, our cash balance was $102,134,080, compared to a cash balance of $71,344,773 at December 31, 2009. In addition, $18,000,000 in cash deposits are maintained with our lender for loan compliance purposes and this amount is recorded in Restricted cash in our financial statements as of June 30, 2010. Also recorded in Restricted Cash is an amount of $276,056, which is collateralizing letters of credit relating to our office leases.

At June 30, 2010, the Company's debt consisted of $1,080,240,926 in net borrowings under the amended Revolving Credit Facility. These borrowings consisted of $872,944,334 for the 36 vessels currently in operation and $207,296,592 to fund the Company's newbuilding program.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA for the three-month periods ended June 30, 2010 and 2009:

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Income	$11,011,921	$13,347,535	$15,585,556	$30,584,316
Interest Expense	12,607,754	6,815,853	23,784,740	13,302,170
Depreciation and Amortization	15,537,068	10,943,247	29,243,437	21,234,163
Amortization of fair value (below) above market of time charters acquired	(1,171,477)	(647,449)	(2,036,105)	(1,297,180)
EBITDA	37,985,266	30,459,186	66,577,628	63,823,469
Adjustments for Exceptional Items:
Non-cash Compensation Expense (1)	3,683,838	3,345,433	8,029,965	7,241,717
Credit Agreement EBITDA	$41,669,104	$33,804,619	$74,607,593	$71,065,186

(1) Stock based compensation related to stock options, restricted stock units.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

We may incur additional capital expenditures from time to time related to our acquired vessels. As of June 30, 2010, our fleet consists of 36 vessels which are currently operational and 11 newbuilding vessels which have been contracted for construction.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. The Company amortizes drydock expense over two and a half years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. Two vessels were drydocked in the three-months ended June 30, 2010. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
September 30, 2010	44	$1.10 million
December 31, 2010	66	$1.65 million
March 31, 2011	44	$1.10 million
June 30, 2011	44	$1.10 million
(1)Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company's selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended

	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenues, net of Commissions	$65,612,840	$53,021,338	$119,856,565	$108,999,004

Vessel Expenses	16,052,945	12,933,808	31,530,334	26,005,005
Depreciation and Amortization	15,537,068	10,943,247	29,243,437	21,234,163

General and Administrative Expenses	10,479,379	9,041,185	19,852,146	17,944,213
Total Operating Expenses	42,069,392	32,918,240	80,625,917	65,183,381

Operating Income	23,543,448	20,103,098	39,230,648	43,815,623

Interest Expense	12,607,754	6,815,853	23,784,740	13,302,170
Interest Income	(76,227)	(60,290)	(139,648)	(70,863)
Net Interest Expense	12,531,527	6,755,563	23,645,092	13,231,307

Net Income	$11,011,921	$13,347,535	$15,585,556	$30,584,316

Weighted Average Shares Outstanding :
Basic	62,176,684	52,252,714	62,215,915	49,656,431
Diluted	62,336,774	52,295,221	62,366,183	49,686,359

Per Share Amounts:
Basic Net Income	$0.18	$0.26	$0.25	$0.62
Diluted Net Income	$0.18	$0.26	$0.25	$0.62
Cash dividends declared and paid	—	—	—	—

Fleet Operating Data:
Number of Vessels in Operating fleet	36	25	36	25
Fleet Ownership Days	3,129	2,275	5,955	4,413
Fleet Available Days	3,091	2,249	5,895	4,386
Fleet Operating Days	3,087	2,242	5,863	4,370
Fleet Utilization	99.9%	99.7%	99.5%	99.6%

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
ASSETS:
Current assets:
Cash and cash equivalents	$102,134,080	$71,344,773
Accounts receivable	10,552,202	7,443,450
Prepaid expenses	3,552,789	4,989,446
Fair value above contract value of time charters acquired	597,008	427,359
Total current assets	116,836,079	84,205,028
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $153,210,344 and $125,439,001, respectively	1,409,037,717	1,010,609,956
Advances for vessel construction	240,592,076	464,173,887
Other fixed assets, net of accumulated amortization of $94,914 and $59,519, respectively	298,875	258,347
Restricted cash	18,276,056	13,776,056
Deferred drydock costs	5,087,373	5,266,289
Deferred financing costs	18,768,770	21,044,379
Fair value above contract value of time charters acquired	3,868,278	4,103,756
Fair value of derivative instruments	—	4,765,116
Total noncurrent assets	1,695,929,145	1,523,997,786
Total assets	$1,812,765,224	$1,608,202,814
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,385,864	$2,289,333
Accrued interest	8,363,052	7,810,931
Other accrued liabilities	10,831,045	3,827,718
Deferred revenue and fair value below contract value of time charters acquired	6,164,231	7,718,902
Unearned charter hire revenue	5,970,032	4,858,133
Total current liabilities	33,714,224	26,505,017

Noncurrent liabilities:
Long-term debt	1,080,240,926	900,170,880
Deferred revenue and fair value below contract value of time charters acquired	25,187,956	26,389,796
Fair value of derivative instruments	29,520,148	35,408,049
Total noncurrent liabilities	1,134,949,030	961,968,725
Total liabilities	1,168,663,254	988,473,742

Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 62,215,915 and 62,126,665 shares issued and outstanding, respectively	622,159	621,267
Additional paid-in capital	731,913,790	724,250,125
Retained earnings (net of dividends declared of $262,118,388 as of June 30, 2010 and December 31, 2009, respectively)	(58,913,831)	(74,499,387)
Accumulated other comprehensive loss	(29,520,148)	(30,642,933)
Total stockholders' equity	644,101,970	619,729,072
Total liabilities and stockholders' equity	$1,812,765,224	$1,608,202,814

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	June 30, 2010	June 30, 2009
Cash flows from operating activities:
Net income	$15,585,556	$30,584,316
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation	27,806,738	20,019,912
Amortization of deferred drydocking costs	1,436,699	1,214,251
Amortization of deferred financing costs	1,332,743	509,514
Amortization of fair value below contract value of time charter acquired	(2,036,105)	(1,297,180)
Non-cash compensation expense	8,029,965	7,241,717
Changes in operating assets and liabilities:
Accounts receivable	(3,108,752)	(1,015,571)
Other assets	—	(1,901,716)
Prepaid expenses	1,436,657	(211,897)
Accounts payable	96,531	750,332
Accrued interest	2,403,559	487,835
Accrued expenses	7,003,327	4,990,685
Drydocking expenditures	(1,257,783)	(1,186,408)
Deferred revenue	(654,577)	6,551,463
Unearned charter hire revenue	1,111,899	(280,749)
Net cash provided by operating activities	59,186,457	66,456,504

Cash flows from investing activities:
Vessels and vessel improvements and advances for vessel construction	(203,525,865)	(60,436,569)
Purchase of other fixed assets	(75,923)	(61,689)
Net cash used in investing activities	(203,601,788)	(60,498,258)

Cash flows from financing activities:
Issuance of Common Stock	—	99,999,997
Equity issuance costs	—	(2,708,951)
Bank borrowings	180,070,046	19,505,000
Changes in restricted cash	(4,500,000)	(1,000,000)
Deferred financing costs	—	(1,296,994)
Cash used to settle net share equity awards	(365,408)	(406,487)
Net cash provided by financing activities	175,204,638	114,092,565

Net increase in cash	30,789,307	120,050,811
Cash at beginning of period	71,344,773	9,208,862
Cash at end of period	$102,134,080	$129,259,673

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about the Company's revenue earning charters on its operating fleet as of June 30, 2010.

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Avocet (3)	2010	53,462	May 2016 May 2016 to Dec 2018/May 2019	$18,400 $18,000 (with 50% profit share over $22,000)
Bittern (4)	2009	57,809	Jan 2015 Jan 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with 50% profit share over $22,000)
Canary (5)	2009	57,809	Mar 2015 Mar 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with 50% profit share over $22,000)
Cardinal	2004	55,362	Sep 2010 to Nov 2010	$16,250

Condor	2001	50,296	Jul 2010 to Oct 2010	$22,000
Crane (6)	2010	57,809	Apr 2015 Apr 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with 50% profit share over $22,000)
Crested Eagle (2)	2009	55,989	Jan 2011 to Apr 2011	$11,500 (with 50% Index share over $11,500)
Crowned Eagle	2008	55,940	Jul 2010	$26,500
			Jul 2010 to Jun/Aug 2011	Index
Egret Bulker(7)	2010	57,809	Oct 2012 to Feb 2013	$17,650 (with 50% profit share over $20,000)
Falcon	2001	51,268	Aug 2010 to Nov 2010	$25,000
Gannet Bulker(7)	2010	57,809	Jan 2013 to May 2013	$17,650 (with 50% profit share over $20,000)
Golden Eagle (2,8)	2010	55,989	Dec 2010 to Mar 2011	Index

Goldeneye (2)	2002	52,421	Sep 2010 to Dec 2010	$23,000
Grebe Bulker(7)	2010	57,809	Feb 2013 to Jun 2013	$17,650 (with 50% profit share over $20,000)
Griffon	1995	46,635	July 2010 to Sep 2010	$22,500
Harrier	2001	50,296	Aug 2010	$18,500
Hawk I	2001	50,296	Aug 2010 Jul 2011 to Sep 2011	$13,000 $20,000
Heron (10)	2001	52,827	Jan 2011 to May 2011	$26,375
Ibis Bulker(7)	2010	57,775	Mar 2013 to Jul 2013	$17,650 (with 50% profit share over $20,000)
Imperial Eagle (2,11)	2010	55,989	Jan 2011 to Mar 2011	Index

Jaeger (2)	2004	52,248	Oct 2010 to Jan 2011	Index

Kestrel I	2004	50,326	Sept 2010 to Dec 2010	$23,000

Kite	1997	47,195	Nov 2010 to Jan 2011	$17,000

Kittiwake (2)	2002	53,146	Aug 2010 to Oct 2010	Index (with minimum $8,500)

Merlin (12)	2001	50,296	Dec 2010 to Mar 2011	$23,000

Osprey I	2002	50,206	Jul 2010 to Oct 2010	$25,250
Peregrine (2)	2001	50,913	Jan 2011/Mar 2011	$10,500 (with 50% Index share over $10,500)
Redwing (2)	2007	53,411	Aug 2010	Index (with minimum $8,500)
			Aug 2010 to Jul/Sep 2011	$20,000
Shrike	2003	53,343	Jun to Aug 2011	$20,000

Skua (2)	2003	53,350	Sep 2010 to Nov 2010	Index (with minimum $8,500)

Sparrow	2000	48,225	Aug 2010 to Nov 2010	$24,000

Stellar Eagle	2009	55,989	Apr/ Jun 2011	Index

Tern	2003	50,200	Aug 2010	$23,500
Thrasher (13)	2010	53,360	Apr 2016 Apr 2016 to Dec 2018/Apr 2019	$18,400 $18,000 (with 50% profit share over $22,000)
Woodstar (14)	2008	53,390	Jan 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000 (with 50% profit share over $22,000)
Wren (15)	2008	53,349	Dec 2011 Dec 2011 to Dec 2018/Apr 2019	$24,750 $18,000 (with 50% profit share over $22,000)

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 1.25% to 6.25%, to third party ship brokers.

(2)	Index, an average of the trailing Baltic Supramax Index.
(3)	Revenue recognition for the AVOCET is based on an average daily base rate of $18,281.
(4)	Revenue recognition for the BITTERN is based on an average daily base rate of $18,485.
(5)	Revenue recognition for the CANARY is based on an average daily base rate of $18,493.
(6)	Revenue recognition for the CRANE is based on an average daily base rate of $18,497.
(7)
The EGRET BULKER, GANNET BULKER and GREBE BULKER, IBIS BULKER have entered into a charter for 33 to 37 months. The charter rate is $17,650 per day with a 50% profit share for earned rates over $20,000 per day. The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.

(8)	The GOLDEN EAGLE commenced an index based charter for 11 to 13 months. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period.
(9)	Upon completion of the previous charter in August 2010, the Hawk I commenced a new charter for a period of 11 to 13 months at $20,000.
(10)
The charterer of the HERON has an option to extend the charter period by 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(11)	The IMPERIAL EAGLE commenced an index based charter for 11 to 13 months. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period.
(12)	Revenue recognition for the MERLIN is based on an average daily rate of $25,000.
(13)	Revenue recognition for the THRASHER is based on an average daily base rate of $18,280.
(14)	Revenue recognition for the WOODSTAR is based on an average daily base rate of $18,154.
(15)	Revenue recognition for the WREN is based on an average daily base rate of $20,245.

The following table, as of June 30, 2010, represents certain information about the Company's newbuilding vessels being constructed and their expected employment upon delivery:

Vessel	Dwt	Year Built – Actual or Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Jay(5)	58,000	2010Q3	Dec 2015	$18,500	50% over $21,500
			Dec 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Kingfisher(5)	58,000	2010Q3	Dec 2015	$18,500	50% over $21,500
			Dec 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Martin	58,000	2010Q3	Feb 2017 to Feb 2018	$18,400	—
Thrush	53,100	2010Q4	Charter Free	—	—
Nighthawk	58,000	2011Q1	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	2011Q3	Jan 2018 to Jan 2019	$18,400	—
Owl	58,000	2011Q3	Feb 2018 to Feb 2019	$18,400	—
Petrel (4)	58,000	2011Q4	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Puffin (4)	58,000	2011Q4	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (4)	58,000	2011Q4	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (4)	58,000	2011Q4	Sep 2014 to Jan 2015	$17,650	50% over $20,000

(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 1.25% to 6.25% to third party ship brokers.
(4)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.
(5)	The JAY and KINGFISHER were delivered Subsequent to the end of the second quarter. Revenue recognition for the JAY and the KINGFISHER are based on an average daily base rate of $18,320.

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday, August 5, 2010, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 800-202-1971 in the U.S., or 617-213-8842 outside of the U.S., and reference participant code 30456766. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until 11:59 PM ET on August 12, 2010. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 12955927.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jonathan Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

--------------------------------------------------------------------------------
Source: Eagle Bulk Shipping Inc.

SK 25083 0001 1121681